Exhibit 99

Sypris Reports 2014 Results

Industrial Margins Expand

LOUISVILLE, Ky.--(BUSINESS WIRE)--March 31, 2015--Sypris Solutions, Inc. (Nasdaq/NM: SYPR) today reported financial results for its fourth quarter and full year ended December 31, 2014.

HIGHLIGHTS

For the Fourth Quarter:

  Revenue for the fourth quarter increased 18% from the prior year quarter.
  Gross profit increased 45% to $9.2 million from the fourth quarter of 2013.
  Revenue for the Industrial Group increased 25% from the prior fourth quarter to $80.2 million, while gross profit increased 40% to $10.2 million.

For the Full Year:

  Consolidated revenue increased 14% to $354.8 million from 2013.
  Gross profit increased 29% to $38.8 million from the prior year.
  Gross margin expanded 120 basis points from the prior year to 10.9%
  Earnings improved to a loss of $0.06 per share, compared to a loss of $0.51 per share for the prior year.
  Revenue, gross profit and gross margin for the Industrial Group increased 17%, 33% and 150 basis points, respectively, from 2013.

The Company reported revenue of $87.2 million for the fourth quarter compared to $73.9 million for the prior year period. Additionally, the Company reported a net loss of $2.0 million, or $0.11 per share, as compared to $0.1 million for the prior year comparable period.

For the full year ended December 31, 2014, the Company reported revenue of $354.8 million compared to $310.7 million for the prior year and a net loss of $1.2 million, or $0.06 per share, compared to a net loss of $9.9 million, or $0.51 per share, for the prior year. The results for the year ended December 31, 2013 included a $6.9 million non-cash impairment of goodwill.

“Our Industrial Group continued to respond well to the rebound in demand from our commercial vehicle customers,” said Jeffrey T. Gill, president and chief executive officer. “Revenue for this segment during the fourth quarter increased 25% year-over-year, primarily reflecting increased customer demand across all markets. The revenue growth combined with our team’s operational performance resulted in quarterly gross margins of nearly 13% of revenue.”

“Our Aerospace and Defense business continued its efforts to diversify its portfolio of products and services in response to the challenges posed by the U.S. defense industry. Our team continues to make progress in the development of a Cyber Security Laboratory with our partner, NEC Asia Pacific, for the Singapore Government. While we have not recognized any material revenue under the program, it represents one of the steps toward the achievement of our diversification objectives,” Mr. Gill continued.

The Industrial Group

Revenue for our Industrial Group increased 25.4% to $80.2 million in the fourth quarter compared to $63.9 million for the prior year period, primarily as a result of increased demand from customers in the commercial vehicle markets. Gross profit for the quarter was $10.2 million, or 12.7% of revenue, compared to $7.3 million, or 11.3% of revenue for the same period in 2013.

The Electronics Group

Revenue for our Electronics Group was $7.1 million in the fourth quarter of 2014 compared to $10.0 million in the prior year period, reflecting lower product sales to overseas customers and budgetary and funding uncertainties within the U.S. Department of Defense. Gross profit for the quarter was a loss of $1.0 million, compared to a loss of $0.9 million for the prior year period, primarily reflecting the lower sales volume and change in product mix.

Outlook

Mr. Gill added, “We will continue to concentrate on daily execution within both of our businesses. Within our Industrial Group, our legal dispute with Dana remains unresolved and as of the beginning of 2015, all shipments to Dana ceased. The Company is working to adjust manpower and overhead expenses to reflect the cessation of shipments, while optimizing our ability to bring in potential new business; we do not expect to resume direct shipments to Dana in 2015. Our Electronics Group will continue to face near-term revenue challenges until such time as new programs, products and cyber related services achieve sufficient traction to offset the ongoing defense spending uncertainty.”

Sypris Solutions is a diversified provider of outsourced services and specialty products. The Company performs a wide range of manufacturing, engineering, design and other technical services, typically under multi-year, sole-source contracts with corporations and government agencies in the markets for truck components and assemblies and aerospace and defense electronics. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. Each forward-looking statement herein is subject to risks and uncertainties, as detailed in our most recent Form 10-K and Form 10-Q and other SEC filings. Briefly, we currently believe that such risks also include the following: our failure to develop and implement plans to mitigate the impact of loss of revenues from Dana or to adequately diversify our revenue sources on a timely basis; the costs and supply of, or access to, debt, equity capital, or insurance; fees, costs or other dilutive effects of refinancing, or compliance with covenants; reliance on major customers or suppliers, especially in the automotive or aerospace and defense electronics sectors; the cost, quality, timeliness, efficiency and yield of our operations and capital investments, including working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; our ability to successfully develop, launch or sustain new products and programs; dependence on, retention or recruitment of key employees especially in challenging markets; inventory valuation risks including excessive or obsolescent valuations; potential impairments, non-recoverability or write-offs of assets or deferred costs; our inability to successfully complete definitive agreements for our targeted acquisitions due to negative due diligence findings or other factors; volatility of our customers’ forecasts, scheduling demands and production levels which negatively impact our operational capacity and our effectiveness to integrate new customers; declining revenues and backlog in our aerospace and defense business lines as we attempt to transition from legacy products and services into new market segments and technologies; the costs of compliance with our auditing, regulatory or contractual obligations; our inability to patent or otherwise protect our inventions or other intellectual property from potential competitors; our reliance on third party vendors and sub-suppliers; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; cost and availability of raw materials such as steel, component parts, natural gas or utilities; regulatory actions or sanctions (including FCPA, OSHA and Federal Acquisition Regulations, among others); potential weaknesses in internal controls over financial reporting and enterprise risk management; disputes or litigation involving customer, supplier, employee, lessor, landlord, creditor, stockholder, product liability or environmental claims; U.S. government spending on products and services that our Electronics Group provides, including the timing of budgetary decisions; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; breakdowns, relocations or major repairs of machinery and equipment; pension valuation, health care or other benefit costs; labor relations; strikes; union negotiations; cyber security threats and disruptions; changes or delays in customer budgets, funding or programs; failure to adequately insure or to identify environmental or other insurable risks; revised contract prices or estimates of major contract costs; risks of foreign operations; currency exchange rates; war, terrorism, or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties.

SYPRIS SOLUTIONS, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended
	December 31,
	2014	2013
	(Unaudited)
Revenue	$87,215	$73,859
Net (loss) income	$(2,047)	$61
(Loss) income per common share:
Basic	$(0.11)	$-
Diluted	$(0.11)	$-
Weighted average shares outstanding:
Basic	19,601	19,450
Diluted	19,601	19,488

	Year Ended
	December 31,
	2014	2013
	(Unaudited)
Revenue	$354,776	$310,714
Net loss	$(1,184)	$(9,887)
Loss per common share:
Basic	$(0.06)	$(0.51)
Diluted	$(0.06)	$(0.51)
Weighted average shares outstanding:
Basic	19,586	19,345
Diluted	19,586	19,345

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Net revenue:
Industrial Group	$80,158	$63,905	$322,262	$276,136
Electronics Group	7,057	9,954	32,514	34,578
Total net revenue	87,215	73,859	354,776	310,714
Cost of sales:
Industrial Group	69,973	56,652	280,241	244,498
Electronics Group	8,012	10,827	35,705	36,163
Total cost of sales	77,985	67,479	315,946	280,661
Gross profit (loss):
Industrial Group	10,185	7,253	42,021	31,638
Electronics Group	(955)	(873)	(3,191)	(1,585)
Total gross profit	9,230	6,380	38,830	30,053
Selling, general and administrative	10,125	8,019	35,531	30,464
Research and development	302	204	579	3,047
Amortization of intangible assets	-	-	-	30
Impairment of goodwill	-	-	-	6,900
Operating (loss) income	(1,197)	(1,843)	2,720	(10,388)
Interest expense, net	151	132	617	522
Other (income) expense, net	(432)	486	(1,282)	(930)
(Loss) income before taxes	(916)	(2,461)	3,385	(9,980)
Income tax expense (benefit), net	1,131	(2,522)	4,569	(93)
Net (loss) income	$(2,047)	$61	$(1,184)	$(9,887)
(Loss) income per common share
Basic	$(0.11)	$-	$(0.06)	$(0.51)
Diluted	$(0.11)	$-	$(0.06)	$(0.51)
Dividends declared per common share	$0.02	$0.02	$0.08	$0.08
Weighted average shares outstanding:
Basic	19,601	19,450	19,586	19,345
Diluted	19,601	19,488	19,586	19,345

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	December 31,	December 31,
	2014	2013
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$7,003	$18,674
Accounts receivable, net	47,666	38,533
Inventory, net	29,031	34,422
Other current assets	5,666	5,403
Total current assets	89,366	97,032
Property, plant and equipment, net	37,654	44,683
Other assets	2,661	4,568
Total assets	$129,681	$146,283
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$39,027	$36,684
Accrued liabilities	18,775	23,806
Current portion of long-term debt	17,000	-
Total current liabilities	74,802	60,490
Long-term debt	-	24,000
Other liabilities	7,991	5,541
Total liabilities	82,793	90,031
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued	-	-
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued	-	-
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued	-	-
Common stock, par value $0.01 per share, 30,000,000 shares authorized; 20,567,735 shares issued and 20,485,043 outstanding in 2014 and 20,448,007 shares issued and 20,399,649 outstanding in 2013	206	204
Additional paid-in capital	151,314	150,569
Retained deficit	(79,596)	(76,786)
Accumulated other comprehensive loss	(25,035)	(17,734)
Treasury stock, 82,692 and 48,358 shares in 2014 and 2013, respectively	(1)	(1)
Total stockholders’ equity	46,888	56,252
Total liabilities and stockholders’ equity	$129,681	$146,283

Note: The balance sheet at December 31, 2013 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Year Ended
	December 31,
	2014	2013
	(Unaudited)
Cash flows from operating activities:
Net loss	$(1,184)	$(9,887)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	10,409	12,401
Deferred income taxes	1,050	(1,286)
Stock-based compensation expense	1,597	1,689
Deferred revenue recognized	(8,657)	(8,000)
Deferred loan costs recognized	78	78
Gain on the sale of assets	(19)	(1,516)
Provision for excess and obsolete inventory	1,150	1,251
Goodwill impairment	-	6,900
Other noncash items	(993)	565
Contributions to pension plans	(1,090)	(663)
Changes in operating assets and liabilities:
Accounts receivable	(9,091)	(19)
Inventory	4,276	(1,708)
Prepaid expenses and other assets	(143)	(556)
Accounts payable	2,425	705
Accrued and other liabilities	3,237	(247)
Net cash provided by (used in) operating activities	3,045	(293)
Cash flows from investing activities:
Capital expenditures	(5,259)	(5,053)
Proceeds from sale of assets	30	2,265
Net cash used in investing activities	(5,229)	(2,788)
Cash flows from financing activities:
Net change in debt under Credit Facility	(7,000)	5,000
Common stock repurchases	(426)	(36)
Indirect repurchase of shares for minimum statutory tax withholdings	(429)	(657)
Cash dividends paid	(1,635)	(1,216)
Proceeds from issuance of common stock	3	-
Net cash (used in) provided by financing activities	(9,487)	3,091
Net (decrease) increase in cash and cash equivalents	(11,671)	10
Cash and cash equivalents at beginning of period	18,674	18,664
Cash and cash equivalents at end of period	$7,003	$18,674

CONTACT:
Sypris Solutions, Inc.
Anthony C. Allen, 502-329-2000
Chief Financial Officer